Exhibit 10.1

VOXWARE, INC.

Series D Convertible Preferred Stock Purchase Agreement

Dated as of April 30, 2004

VOXWARE, INC.

Series D Convertible Preferred Stock Purchase Agreement

Dated as of April 30, 2004

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3.17. Insurance	15
3.18. Books and Records	15
3.19. Title to Assets; Patents	15
3.20. Computer Programs	16
3.21. Intellectual Property Rights	17
3.22. Real Property Holding Corporation	17
3.23. Taxes	18
3.24. Other Agreements	18
3.25. Commission Filings	20
3.26. Disclosure	20
3.27. Listing Compliance	21

ARTICLE IV – DEFINITIONS AND ACCOUNTING TERMS	21

4.01. Certain Defined Terms	21
4.02. Accounting Terms	23

ARTICLE V – MISCELLANEOUS	24

5.01. No Waiver; Cumulative Remedies	24
5.02. Amendments, Waivers and Consents	24
5.03. Addresses for Notices	24
5.04. Costs, Expenses and Taxes.	25
5.05. Binding Effect; Assignment	25
5.06. Prior Agreements	25
5.07. Severability	25
5.08. Governing Law	25
5.09. Headings	25
5.10. Counterparts	26
5.11. Further Assurances	26
5.12. Indemnification	26
5.13. Placement Agent	27
5.14. Registration of Converted Shares	27
5.15. Data Protection Matters	27
5.16. Securities Law Disclosure; Publicity	27

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EXHIBITS

1.01	List of Purchasers
3.01	Subsidiaries
2.03A	Opinion of Hale and Dorr LLP
2.03B	Amendment No. 1 to Investor Rights Agreement
2.03C	Amendment No. 1 to Stockholders Agreement
3.04	Litigation
3.05	Agreements with Officers and Key Employees
3.07	Financial Information
3.10	Transactions with Affiliates
3.15	Capitalization
3.16	Registration Rights
3.19	Title to Assets
3.20	Computer Programs
3.23	Unpaid Taxes
3.24	Agreements
3.27	Listing Compliance

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Voxware, Inc.

Lawrenceville Office Park

PO Box 5363

Princeton, NJ 08543-5363

As of April 30, 2004

TO: The Persons listed on Exhibit 1.01 hereto

Re:	Series D Convertible Preferred Stock Financing

Ladies and Gentlemen:

Voxware, Inc. a Delaware corporation (the “Company”), agrees with each of you as follows:

ARTICLE I

PURCHASE, SALE AND TERMS OF SHARES

1.01 The Series D Convertible Preferred Shares; Definitions. At the time of the Closing, the Company shall have authorized the issuance and sale of up to 136,730,000 shares (the “Purchased Shares”) of its previously authorized but unissued shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), at a purchase price of $0.015 per share (the “Purchase Price”), to the persons (collectively, the “Purchasers” and, individually, a “Purchaser”) and in the respective amounts set forth on Exhibit 1.01. The Company also has agreed to issue, pursuant to Section 5.13 hereof, 716,500 shares (the “Placement Agent Shares”) of Series D Preferred Stock to Nash Fitzwilliams as partial payment of the fees payable to Nash Fitzwilliams as the placement agent for this transaction. The Purchased Shares and the Placement Agent Shares are referred to herein collectively as the “Shares”. Capitalized terms used in this Agreement and not elsewhere defined, are defined in Section 4.01.

1.02 The Converted Shares. At the time of the Closing, the Company shall have authorized and shall have reserved and the Company hereby covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Series D Preferred Stock. Any shares of Common Stock issuable upon conversion of the Series D Preferred Stock are herein referred to as the “Converted Shares.”

1.03. Purchase Price and Initial Closing. The Company agrees to issue and sell to the Purchasers and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of the Shares set forth opposite their respective names in Exhibit 1.01 attached hereto under the headings “Series D Preferred Shares”. The aggregate dollar purchase price of or other consideration being given for the Shares being purchased by each Purchaser at the Closing is set forth opposite such Purchaser’s name in Exhibit 1.01 under the heading “Aggregate Dollar Purchase Price”. The purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540, on such date and at such time as may be mutually agreed upon.

At the Initial Closing, the Company will issue and deliver certificates evidencing the Shares to be sold at the Initial Closing to each of the applicable Purchasers (or its nominees against payment of the full purchase price therefor by (i) wire transfer, (ii) check payable to the order of the Company.

1.04 Additional Closings. Subject to the terms and conditions of this Agreement, to the extent that Initial Closing is for less than 136,730,000 Shares, the Company shall have the right, until May 31, 2004, to issue and sell to additional purchasers (the “Additional Purchasers”), at such time mutually agreed upon orally or in writing by the Company and the Additional Purchasers (each of such time and place is designated as an “Additional Closing”), up to an aggregate amount of Shares equal to 136,730,000 minus the number of Shares sold at the Initial Closing and any Additional Closing. At each Additional Closing, the Company will issue and deliver certificates evidencing the Shares to be sold at such Additional Closing to each of the applicable Purchasers (or its nominees against payment of the full purchase price therefor by (i) wire transfer, (ii) check payable to the order of the Company. The issuance, sale and delivery of any Shares to an Additional Purchaser shall be subject to and conditioned upon each such Additional Purchaser becoming a party to this Agreement by executing and delivering a joinder to this Agreement.

1.05. Use of Proceeds. The Company covenants that, from and after the date hereof, it shall use the proceeds of the sale of the Shares for working capital requirements and general corporate purposes.

1.06. Representations and Warranties by the Purchasers. Each of the Purchasers represents and warrants severally, but not jointly, that: (a) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”); (b) it will acquire the Series D Preferred Stock to be acquired by it for its own account and that such Series D Preferred Stock are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof; (c) the execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser, and this Agreement has been duly executed and delivered, and constitutes a valid, legal, binding and enforceable agreement of such Purchaser; (d) it understands that the Series D Preferred Stock have not been registered under the Securities Act, and that no trading market exists for such securities; (e) it has reviewed or has had an

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opportunity to ask questions of, and to receive answers from, the Company and its representatives, with respect to the Company and the terms and conditions of this transaction, and it confirms that, to its knowledge, all information, documents, records and books pertaining to the Company and the Purchaser’s investment in the Company requested by the Purchaser have been made available or delivered to it to the Purchaser’s full satisfaction; provided, however, that the foregoing does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of such Purchaser to rely thereon; (f) it has taken no action which would give rise to any claim by any other person for any brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby; (g) it has no claims against the Company, whether in tort, contract or otherwise; (h) it has had an opportunity to consult with an attorney of its own choosing prior to signing this Agreement; and (i) to the extent that the Purchaser is a resident of the United Kingdom or would otherwise be subject to the FPO, the Purchaser is either a person of a kind described in Article 19 (Investment Professionals), Article 48 (Certified High Net Worth Individuals), Article 49 (High Net Worth Companies, Unincorporated Association etc), and/or Article 50 (Sophisticated Investors) of the FPO, as presently in effect. The acquisition by each Purchaser of the Series D Preferred Stock acquired by it shall constitute a confirmation of the representations and warranties made by each such Purchaser as at the date of such acquisition. Each of the Purchasers further represents that it understands and agrees that, until registered under the Securities Act, or transferred pursuant to the provisions of Rule 144 as promulgated by the Commission, all certificates evidencing any of the Series D Preferred Stock shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

ARTICLE II

CONDITIONS TO PURCHASERS’ OBLIGATION

The obligation of each Purchaser to purchase and pay for the Series D Preferred Stock to be purchased by it at the Closing, as well as the Purchasers’ other respective obligations under this Agreement, are subject to the fulfillment to the Purchasers’ satisfaction of each of the following conditions as of the Closing date:

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2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true and correct on the date of the Closing.

2.02. Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with.

2.03. Documentation at Closing. The Purchasers shall have received prior to or at the Closing all of the following documents or instruments, or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their counsel:

(a) A copy of the Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Secretary of the State of Delaware as of a date not more than seven (7) days prior to the Closing date, a copy of the resolutions adopted by the Board of Directors evidencing the approval of this Agreement, the issuance of the Series D Preferred Stock and the other matters contemplated hereby, and a copy of the Bylaws of the Company, all of which shall have been certified by the Secretary of the Company to be true, complete and correct in every particular, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Shares.

(b) An opinion of Hale and Dorr LLP, counsel to the Company, in the form of Exhibit 2.03A attached hereto.

(c) A certificate of the Secretary of the Company certifying the names of the officers of the Company authorized to sign this Agreement, the certificates for the Series D Preferred Stock, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Purchasers may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(d) A certificate of the President of the Company stating that the representations and warranties of the Company contained in Article III hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct as of the Closing and that all conditions required to be performed prior to or at the Closing have been performed as of the Closing.

(e) An Amendment No. 1 to the Investor Rights Agreement in the form set forth in Exhibit 2.03B duly executed and delivered by the parties named therein.

(f) An Amendment No. 1 to the Stockholders Agreement in the form set forth in Exhibit 2.03C duly executed and delivered by the parties named therein.

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(g) A Certificate of Good Standing for the Company certified by the Secretary of the State of Delaware as of a date not more than three (3) business days prior to the Closing date.

(h) Payment for the costs, expenses, taxes and filing fees identified in Sections 5.04 and 5.13.

(i) Participation of the Purchasers specified on Exhibit 1.01 hereto in the Closing on the terms set forth in this Agreement.

2.04. Qualifications. As of the Closing, all authorizations, approvals or permits of or filings with, any governmental authority, including state securities or “Blue Sky” offices, that are required by law in connection with the lawful sale and issuance of the Series D Preferred Stock shall have been duly obtained by the Company and shall be effective as of the Closing, except for any notice that may be required subsequent to the Closing under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis).

2.05. Consents, Waivers, Etc. Prior to the Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement and issue the Series D Preferred Stock, and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Series D Preferred Stock and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal or state securities laws. In addition to the documents set forth above, the Company shall have provided to the Purchasers any other information or copies of documents that the Purchasers may reasonably request.

2.06 No Material Adverse Changes. The Purchasers who intend to purchase at least 51% of the Purchased Shares shall not have concluded that a material adverse change in the financial condition, business, operations, affairs or prospects of the Company has occurred, nor that any fact exists nor has any event or circumstance occurred which reasonably could give rise to such a material adverse change.

2.07 No Action, Etc. Pending. There shall not be in effect at Closing any action, order, or other proceeding, preventing, enjoining or otherwise restraining the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Article III, unless otherwise specified or the context otherwise requires, the term “Company” shall include the Company and each of its Subsidiaries. The Company represents and warrants to the Purchasers as follows:

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3.01. Organization and Standing; Subsidiaries.

(a) The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except for any jurisdiction where the failure to be so qualified or licensed would not result in a Material Adverse Change to the business, operations, affairs or financial condition of the Company or in its properties or assets taken as a whole.

(b) Exhibit 3.01 attached hereto contains a list of all Subsidiaries of the Company. Except for such Subsidiaries, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (C) any assets comprising the business or material obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

(c) Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for any jurisdiction where the failure to be so qualified or licensed would not result in a Material Adverse Change to the business, operations, affairs or financial condition of such Subsidiary or in its properties or assets taken as a whole. Each of the Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as now proposed to be conducted. Except as disclosed on Exhibit 3.01, all of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially and of record by the Company, one of its other wholly owned Subsidiaries, or any combination of the Company and/or one or more of its other wholly owned Subsidiaries, all as specified in Exhibit 3.01, in each case free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever, except for those disclosed in Exhibit 3.01; and, except as disclosed in Exhibit 3.01, there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than the Company or one of the other Subsidiaries.

3.02. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to enter into and perform this Agreement and any other agreements and instruments contemplated hereby or executed in connection herewith (collectively, the “Financing Documents”). The Financing Documents are valid and binding obligations of the

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Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in any of the Financing Documents may be limited by applicable federal or state securities laws. The issuance, sale and delivery of the Series D Preferred Stock in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The issuance and delivery of the Converted Shares upon conversion of the Series D Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company. At the time of the Closing, sufficient authorized but unissued shares of Common Stock and Series D Preferred Stock shall have been reserved by appropriate corporate action in connection with the prospective conversion of the Series D Preferred Stock at its conversion price. The Series D Preferred Stock, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, are not subject to preemptive rights or other preferential rights in any present or future stockholders of the Company other than as set forth in the Investors Rights Agreement and the Stockholders Agreement, will not be subject to any Lien, and will not conflict with any provision of any agreement or instrument to which the Company is a party or by which it or its property is bound. The Converted Shares upon the conversion of the Series D Preferred Stock will be duly and validly issued, fully paid and non-assessable, will not be subject to preemptive rights or other preferential rights in any present or future stockholders of the Company other than as set forth in the Investors Rights Agreement and the Stockholders Agreement, will not be subject to any Lien, and will not conflict with any provision of any agreement or instrument to which the Company is a party or by which it or its property is bound.

3.03. Governmental Approvals. Except for the filing of any notice subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by the Company of this Agreement, for the offer, issue, sale and delivery of the Series D Preferred Stock for the issue and delivery of the Converted Shares upon conversion of the Series D Preferred Stock, or for the performance by the Company of its obligations under this Agreement.

3.04. Litigation. Except as described in Exhibit 3.04, there is no litigation or governmental proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company affecting any of its respective material properties or assets, or against any officer of the Company or Key Employee relating to any such person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company, nor to the knowledge of the Company has there occurred any event or does there exist any condition on the basis of which any such material litigation, proceeding or investigation might properly be instituted. The Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency. To the knowledge of the Company, no officer of the Company or Key

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Employee is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency relating to such person’s performance of duties for the Company or relating to his stock ownership in the Company or otherwise relating to the business of the Company. Except as described in Exhibit 3.04, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened which could reasonably be expected to result, either in any case or in the aggregate, in any material adverse effect on the business, operations, affairs or condition (financial or otherwise) of the Company or in its properties or assets taken as a whole, or which directly or indirectly challenge the validity of this Agreement, any of the Shares or any action taken or to be taken pursuant hereto or thereto (each a “Material Adverse Effect”). The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of any of the Company’s officers or Key Employees or their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers.

3.05. Certain Agreements of Officers and Key Employees.

(a) Except as listed in Exhibit 3.05, the Company is not a party to or obligated in connection with its business with respect to (i) outstanding contracts with employees, agents, consultants, advisers, sales representatives, distributors, sales agents or dealers or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.

(b) To the knowledge of the Company, no officer or Key Employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or Key Employee to be employed by the Company because of the nature of the business conducted or now proposed to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and, to the knowledge of the Company, the continued employment of the Company’s officers and Key Employees does not subject the Company or any Purchaser to any liability to third parties.

(c) To the knowledge of the Company, no officer of the Company nor any Key Employee of the Company whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has expressed any present intention of terminating his employment with the Company.

3.06. Compliance with Other Instruments. The Company is in compliance with the terms and provisions of this Agreement and of its Certificate of Incorporation and Bylaws, each as amended, and with all material mortgages, indentures, leases, agreements and other instruments, if any, by which it is bound or to which it or any of its respective properties or assets are subject. The Company is in compliance with all material judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which any of its properties or assets are subject. Neither the execution and delivery of this Agreement or the issuance of the

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Shares, nor the consummation of any transaction contemplated by this Agreement, (i) has constituted or resulted in or will constitute or result in a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations, (ii) has resulted in a violation of or will result in a violation of any currently outstanding redemption rights, pre-emptive rights, rights of first refusal or co-sale rights applicable to the Company or the capital stock or other securities of the Company, or (iii) will trigger any currently outstanding anti-dilution protections with respect to the capital stock or other securities of the Company.

3.07. Financial Information. The audited financial statements of the Company as of and for the period ended June 30, 2003 and the unaudited financial statements of the Company as of and for the period ended December 31, 2003, which are publicly available at www.sec.gov, present fairly the financial position of the Company as of the dates thereof and the results of operations for the periods covered thereby (subject, in the case of such unaudited financial statements, to immaterial year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles consistently applied, except for the absence of footnotes not customarily included in such statements (the “Financial Statements”). The Company does not know of any material liability, contingent or otherwise, not adequately reflected in or reserved against in the aforesaid financial statements or in the notes thereto. Except as set forth in Exhibit 3.07, since December 31, 2003, (i) there has been no Material Adverse Change, (ii) neither the business, condition, or operations of the Company nor any of the properties or assets of the Company have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) the Company has not entered into any material transaction other than in the ordinary course of business, made any dividend or distribution on its capital stock, or redeemed or repurchased any of its capital stock other than as contemplated by this Agreement.

3.08. No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

3.09. ERISA. The Company has complied in all material respects with all applicable laws relating to wages, hours and collective bargaining. The Company has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Company’s or any Affiliate’s employees or former employees or beneficiaries thereof, personnel policy, excess benefit plan, bonus or incentive plan (including

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but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, consulting agreement, worker’s compensation law, unemployment compensation law, social security law or any other benefit program or contract, except as required by law.

3.10. Transactions with Affiliates. Except as set forth on Exhibit 3.10 and except as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, there are no loans, leases, royalty agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, or (b) any Person owning 5% or more of any class of capital stock of the Company, or (c) any member of the immediate family of such officer, employee, director or stockholder, or (d) any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder.

3.11. Assumptions or Guaranties of Indebtedness of Other Persons. Except as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

3.12. Investments in Other Persons. The Company has not made any loan or advance to any Person, other than in the normal course of business and on an arm’s length basis on commercially reasonable terms and as reflected in the Financial Statements, which, after giving effect to the transactions contemplated hereby, is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance.

3.13. Securities Act. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Shares, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws.

3.14. Brokers or Finders. Except as set forth in Section 5.13 hereto, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of their respective agents.

3.15. Capitalization; Status of Capital Stock. The Company has a total authorized capitalization consisting of (i) 1,035,000,000 shares of Common Stock, par value $.001 per share, of which 41,754,113 shares are issued and outstanding on the date hereof; and (ii) 865,000,000 shares of preferred stock, par value $.001 per share, (a) 2,100 of which shares are designated as Series B Preferred Stock, none of which are issued and outstanding on the date

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hereof, and (b) 816,949,489 of which shares are designated as Series D Preferred Stock, of which 522,278,973 shares are issued and outstanding on the date hereof, without giving effect to the transactions contemplated hereby. As of the Closing, the Company shall have 816, 949,489 shares of its preferred stock which shall have been designated as Series D Preferred Stock. A complete list of the capital stock of the Company and the names in which such capital stock is currently registered on the stock transfer books of the Company is set forth in Exhibit 3.15 hereto. All the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. The Series D Preferred Stock, when issued and delivered in accordance with the terms hereof and after payment of the purchase price or provision of such other applicable consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable. The Converted Shares, when issued and delivered upon conversion of the Series D Preferred Stock, will be duly authorized, validly issued, fully-paid and non-assessable. Except as otherwise set forth in Exhibit 3.15, no preemptive, conversion or other rights, options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Exhibit 3.15, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Stockholders Agreement and the Investor Rights Agreement. Other than as provided in this Section, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company. Subject to applicable representations and warranties by purchasers of the Company’s capital stock, the offer and sale of all capital stock and other securities of the Company issued before the Closing complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission with respect thereto.

3.16. Registration Rights. Except for the rights granted to the Purchasers pursuant to the Investor Rights Agreement or as set forth in Exhibit 3.16, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

3.17. Insurance. The Company carries insurance in reasonably adequate amounts covering its properties and businesses customary for the type and scope of its properties and businesses.

3.18. Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.19. Title to Assets; Patents.

(a) The Company has good and marketable title in fee to such of its fixed assets, if any, as are real property, and good and marketable title to all of its other assets and properties,

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free of any mortgages, pledges, charges, Liens, security interests or other encumbrances of any kind, except for those disclosed on Exhibit 3.19. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

(b) Set forth in Exhibit 3.19 is a list and brief description of all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and registered copyrights, and applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. Except as set forth in Exhibit 3.19, there is no adverse claim that would interfere with the Company’s right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, software and intellectual property rights being used in the Company’s business as now operated and as now proposed to be operated; the conduct of the Company’s business as now operated and as now proposed to be operated does not conflict and will not conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, tradenames or tradename rights or franchises, copyrights, inventions, and intellectual property rights of any other Person. No product or process presently used or now proposed to be manufactured, marketed, offered, sold or used by the Company violates (or will violate based on any now proposed use) any license or infringe on any intellectual property rights of any other Person; and, except as set forth in Exhibit 3.19, neither the Company’s property rights nor the present operation or now proposed operation of the Company’s business conflicts with the rights of others. Except as set forth in Exhibit 3.19, no claim is pending or, to the Company’s knowledge, threatened to the effect that any such intellectual property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and the Company has no reason to believe that any patents or intellectual property rights owned or used by the Company may be invalid. The Company has no obligation to compensate any Person for the use of any such patents or rights and the Company has not granted any Person any license or other rights to use in any manner any of the patents or rights of the Company, whether requiring the payment of royalties or not. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, trade name, service mark or copyright.

3.20. Computer Programs.

(a) Set forth in Exhibit 3.20 is a list and brief description of the Computer Programs (other than off-the-shelf Computer Programs) owned, licensed or otherwise used by the Company in connection with the operation of its business as currently conducted or now proposed to be conducted (such Computer Programs being referred to herein as the “Company Software”), identifying with respect to each such Computer Program whether it is owned, licensed or otherwise used by the Company. Exhibit 3.20 identifies all material agreements relating to the Company Software (the “Software Contracts”) and further classifies each such Software Contract under one of the following categories: (A) license to use third party software; (B) development contract, work-for-hire agreement, or consulting agreement; (C) distributor, dealer

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or value added reseller agreement; (D) license or sublicense to a third party (including agreements with end-users); (E) maintenance, support or enhancement agreement; or (F) other.

(b) Except as disclosed in Exhibit 3.20, the Computer Programs included in the Company Software are (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any third party, or (iii) licensed or otherwise used by the Company pursuant to the terms of valid, binding written agreements.

(c) The Company Software owned, designed or developed by the Company or any of its employees, consultants or agents conforms in all material respects to the technical specifications for the design, performance, operation, test, support and maintenance of the Company’s Software, and all other documentation relating to such technical specifications. No portion of the Company Software sold or licensed by the Company directly or indirectly to end users contained, on the date of shipment by the Company, no portion of the Company Software currently for sale or license directly or indirectly to end users contains, and, to the knowledge of the Company, no portion of any other Company Software contains any software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware or data; or to perform any other such actions.

(d) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any of the Company Software either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.

3.21. Intellectual Property Rights. The Company owns or possesses or otherwise has the legally enforceable perpetual right to use, and has the right to bring actions for infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted or now proposed to be conducted, including all Intellectual Property Rights pertaining to the Company Software.

3.22. Real Property Holding Corporation. Since its date of incorporation, the Company has not been, and as of the date of the Closing shall not be, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986 (the “Code”), and in Section 1.897-2(b) of the Treasury Regulations issued thereunder. The Company has no current plans or intentions which would cause the Company to become a “United States real property holding corporation,” and the Company has filed with the IRS all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

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3.23. Taxes. The Company has filed, or obtained appropriate extensions for, all tax returns, federal, state, county and local, domestic and foreign, required to be filed by it, and, except as set forth on Exhibit 3.23, the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. The Company has established adequate reserves for all taxes accrued but not yet payable to the extent required by generally accepted accounting principles. All material tax elections of any type which the Company has made as of the date hereof are set forth in the financial statements referred to in Section 3.07. Except as set forth on Exhibit 3.23, no deficiency assessment with respect to or, proposed adjustment of the Company’s federal, state, county or local taxes, domestic and foreign, is pending or, to the knowledge of the Company, threatened. There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, domestic or foreign, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986 (the “Code”), that the Company be taxed as an S corporation.

3.24. Other Agreements. Except for the Software Contracts identified in Exhibit 3.20 or as otherwise set forth in the attached Exhibit 3.24, the Company is not a party to or otherwise bound by any written or oral:

(a) distributor, dealer or manufacturer’s representative contract or agreement which is not terminable on less than ninety (90) days’ notice without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

(b) sales agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material respect from the Company’s standard form contracts (except for contracts which, in the aggregate, are not material to the business of the Company);

(c) agreement with any labor union in the United States (and, to the Company’s knowledge, no organizational effort is being made with respect to any of its employees);

(d) agreement with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the agreement when due or the occurrence of any other event (except for contracts which, in the aggregate, are not material to the business of the Company);

(e) agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

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(f) agreement for the employment of any officer, individual, employee or other Person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company, except accrued vacation pay (an “Employment Agreement”);

(g) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or similar plan, agreement or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally or as otherwise required by law);

(h) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any material asset of the Company;

(i) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money, has agreed to lease any real property as lessee or lessor, or has agreed to lease any personal property as lessee or lessor if such lease for personal property was not entered into in the ordinary course of business;

(j) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any shares of its capital stock or any of its other equity securities (other than in connection with the transactions contemplated by this Agreement);

(k) assignment, license or other agreement with respect to any form of intangible property, which assignment, license or other agreement was entered into other than in the ordinary course of business;

(l) agreement under which it has granted any person registration rights with respect to its capital stock;

(m) agreement under which it has limited or restricted its right to compete with any Person in any respect;

(n) except as set forth above, any other agreement or group of related contracts with the same party involving more than $250,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions of options with another party), which agreement or group of agreements is not terminable by the Company without penalty upon notice of sixty (60) days or less, but excluding any agreement or group of agreements with a customer of the Company for the sale, lease or rental of the Company’s products or services if such agreement or group of agreements was entered into by the Company in the ordinary course of business; or

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(o) other contract, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

Except as set forth on Exhibit 3.24, the Company and, to the Company’s knowledge, each other party thereto have in all material respects performed all the actions required to be performed by them to date, have received no notice of default and are not in material default under any lease, agreement or contract now in effect to which the Company is a party or by which it or its property may be bound. The Company has no present expectation or intention of not fully performing all its respective material obligations under each such lease, contract or other agreement, and the Company has no knowledge of any material breach or anticipated breach by the other party to any contract or commitment to which the Company is a party. The Company is in compliance with all of the terms and provisions of its Certificate of Incorporation and Bylaws, each as amended.

3.25. Commission Filings. The Company has filed all forms, reports and documents required to be filed by Company with the Commission since the effective date of the registration statement for the Company’s initial public offering and has made available to the Purchasers such forms, reports and documents in the form filed with the Commission as requested by the Purchasers. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company Commission Reports.” As of their respective dates, the Company Commission Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company Commission Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company Commission Report. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the Commission.

3.26. Disclosure. Neither this Agreement nor any other agreement, document, certificate or written statement furnished to the Purchasers or their special counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Company which has not been disclosed herein or in writing to the Purchasers and which would have a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has any knowledge that there exists, or there is pending or planned, any statute, rule, law, regulation, standard or code which would have a Material Adverse Effect.

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3.27 Listing Compliance. Except as disclosed in Exhibit 3.27, the Company’s shares of Common Stock are listed for trading on the Over-the-Counter Bulletin Board (the “Market”). The Company is currently in material compliance with the listing and maintenance requirements for continued listing of the shares of Common Stock on the Market.

ARTICLE IV

DEFINITIONS AND ACCOUNTING TERMS

4.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with any other Person.

“Agreement” means this Series D Convertible Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

“Board of Directors” means the board of directors of the Company as constituted from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” includes (a) the Company’s Common Stock, $.001 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Amended and Restated Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company” means and shall include, unless otherwise specified or the context otherwise requires, Voxware, Inc., a Delaware corporation, and each of its predecessors, successors and assigns.

“Computer Programs” means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or

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embodiment. “Computer Programs” shall include, without limitation, all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

“Consolidated” and “consolidating” when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FPO” means Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (SI2001/1335), as amended.

“Indebtedness” means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Intellectual Property Rights” means all of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) Computer Programs, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

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“Investor Rights Agreement” means that certain Investor Rights Agreement dated as of June 27, 2003, as amended by Amendment No. 1 to the Investor Rights Agreement dated the date hereof.

“Key Employee” means and includes the president, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice president of operations, finance, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary as may be reasonably designated by the Board of Directors.

“Lien” means, any mortgage, pledge, assessment, securities interest, encumbrance, lien, lease, levy, claim or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Change” means a material adverse change in the business, operations, affairs, or condition (financial or otherwise) of the Company and its Subsidiaries, as a whole.

“Nash Fitzwilliams” means the entity by the name of Nash Fitzwilliams, Ltd., which has its principal place of business at 7 St James’s St., London, England SW1A 1EE, and its Affiliates.

“Person” means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchaser” and “Purchasers” has the meaning attributable to those words in Section 1.01 of this Agreement and shall include the Purchasers and also any other valid holder of any of the Series D Preferred Stock and any Converted Shares issued or issuable upon conversion of such Series D Preferred Stock.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $.001 per share.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of June 27, 2003, as amended by Amendment No. 1 to the Stockholders Agreement dated the date hereof.

“Subsidiary” or “Subsidiaries” means any corporation or trust of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

4.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and

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all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE V

MISCELLANEOUS

5.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.02. Amendments, Waivers and Consents. Except as otherwise provided in this Agreement, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least a majority in interest of the Purchased Shares, and (ii) shall deliver copies of such consent in writing to any holders of any Purchased Shares who did not execute such consent. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything to the contrary contained herein, any amendment which (i) increases any Purchaser’s obligations hereunder, or (ii) grants to any one or more Purchasers any rights more favorable than any rights granted to all other Purchasers hereunder, must be approved by a particular Purchaser so as to be effective against such Purchaser.

5.03. Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, faxed or delivered to each applicable party at the address set forth in Exhibit 1.01 hereto or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section.

If to any other holder of the Shares: at such holder’s address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at the addresses set forth on Exhibit 1.01 hereto or at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section.

If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section.

All such notices, requests, demands and other communications shall, when mailed (which mailing must be accomplished by first class mail, postage prepaid; express overnight courier service; or registered mail, return receipt requested) or transmitted by facsimile, be effective three days after deposited in the mails or upon transmission by facsimile, respectively, addressed as aforesaid, unless otherwise provided herein.

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5.04. Costs, Expenses and Taxes. The Company agrees to pay in connection with the preparation, execution and delivery of this Agreement and the issuance of the Shares, up to $11,000 (plus VAT, if applicable) of the reasonable fees and expenses of Landwell, counsel for Nash Fitzwilliams, and due diligence fees and out-of-pocket expenses of Nash Fitzwilliams with respect thereto as well as the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchasers in connection with the amendment or enforcement of this Agreement. In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

5.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and valid assigns, except that the Company shall not have the right to delegate any of its respective obligations hereunder or to assign its respective rights hereunder or any interest herein without the prior written consent of the holders of at least a majority in interest of the Shares.

5.06. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the purchase and sale of the Shares.

5.07. Severability. The provisions of this Agreement and the terms of the Series D Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or the Series D Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Series D Preferred Stock; but this Agreement and the terms of the Series D Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

5.08. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the State of New Jersey, without regard to its principles of conflicts of laws.

5.09. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

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5.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.11. Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Shares.

5.12 Indemnification.

(a) The Company shall, with respect to the representations, warranties and agreements made by it herein, indemnify, pay, defend and hold the Purchasers and each of the Purchasers’ officers, directors, employees and agents and their respective Affiliates (the “Indemnitees”) harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (“Damages”), including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, which may be (i) imposed on such Indemnitee, (ii) incurred by such Indemnitee, or (iii) asserted against such Indemnitee by a third party, as a result of the misrepresentation, violation or breach of any representation, warranty or covenant of the Company under this Agreement, the Investor Rights Agreement, or otherwise asserted against the Purchasers by a third party based on the transactions and other actions contemplated by the Financing Documents, provided, however, that the Company will not be liable in any such case if and to the extent that such Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission by the Company or alleged omission by the Company that was made in conformity with information furnished by such Indemnitee in writing. Without limiting the generality of the foregoing, the Purchasers shall be deemed to have suffered liability, loss or damage as a result of the untruth, inaccuracy or breach of any such representations or warranties if such liability, loss or damage shall be suffered by the Company as a result of, or in connection with, such untruth, inaccuracy or breach of any facts or circumstances constituting such untruth, inaccuracy or breach.

(b) The representations and warranties of the Company set forth in this Agreement and the indemnification obligations set forth in Section 5.12(a) of this Agreement shall survive until the expiration of eighteen (18) months following the Closing and be of no further force or effect as of such date, except that the representations and warranties set forth in Sections 3.02, 3.03 and 3.15, subparagraphs 3.19(b) and 3.20(d) and Section 3.21 shall survive forever and shall not terminate, the representations and warranties set forth in Section 3.20 (other than subparagraph 3.20(d)) shall survive until the expiration of three (3) years following such Closing and the representations and warranties set forth in Section 3.23 shall survive such Closing for the applicable statutory period plus three (3) months.

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(c) Any payment owing to the Purchasers from the Company, which obligation results from a claim for indemnification pursuant to the provisions of Section 5.12(a) above, may, at the option of the Purchaser or Purchasers making such claim, be satisfied by payment to such Purchaser or Purchasers of monetary damages or the issuance to such Purchaser or Purchasers of additional Series D Preferred Stock calculated by dividing the aggregate amount of such obligation by purchase price of the Series D Preferred Stock per share.

5.13 Placement Agent. The Company has retained the services of Nash Fitzwilliams to assist it in the placement of the Series D Preferred Stock. In consideration of such services and in connection with and upon the Closing, the Company has agreed to (i) pay Nash Fitzwilliams a cash fee of $21,489 (plus VAT, if applicable) and (ii) issue to Nash Fitzwilliams 716,500 shares of Series D Preferred Stock.

5.14 Registration of Converted Shares. The Converted Shares shall be registered under the Securities Act pursuant to the Registration Statement on Form S-2 filed by the Company with the Commission on November 14, 2003 and shall otherwise have the rights and benefits set forth in the Investor Rights Agreement.

5.15 Data Protection Matters. The Company will hold and use such of each Purchaser’s personal information as is necessary and adequate in connection with the purchase of Series D Preferred Stock by the Purchaser and the performance of this Agreement, the Investor Rights Agreement and the transactions contemplated hereby and thereby. Each Purchaser acknowledges that its personal data which is collected and held by Nash Fitzwilliams will be transferred to the Company by Nash Fitzwilliams on behalf of the Company for these purposes. Such personal data will include Purchaser’s name, address, phone number and facsimile number. Each Purchaser acknowledges that the Company is established in the United States, and as such, its personal data will be transferred outside of the European Economic Area (“EEA”), to a country whose laws may not be deemed to provide an adequate level of protection for such personal data. The Company will take appropriate actions to ensure that personal data is processed fairly and lawfully, and otherwise in accordance with the principles of the EC Directive 95/46 on the protection of individuals with regard to the processing of personal data.

5.16 Securities Law Disclosure; Publicity. The Company shall, (a) at or prior to 8:30 a.m., Eastern Standard Time, on the first day following the Closing Date on which trading occurs on the Market (a “trading day”), issue a press release reasonably acceptable to Purchasers, disclosing the transactions contemplated hereby, and (b) on or before the second trading day following the Closing file a Current Report on Form 8-K with the SEC (the “8-K Filing”) describing the transactions contemplated hereby and including this Agreement as an exhibit thereto, in the form required by the Exchange Act. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the SEC or the Market or any other securities regulatory organization, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or by SEC or Market regulations. It is understood and agreed by the Purchasers that this Agreement, including the names of the Purchasers, will be filed as an exhibit to the 8-K Filing

Series D Convertible Preferred Stock Purchase Agreement  —  Page 23

and that the names of the Purchasers will appear in any registration statement filed by the Company covering the Converted

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Series D Convertible Preferred Stock Purchase Agreement  —  Page 24

Series D Convertible Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

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THE COMPANY: VOXWARE, INC.		PURCHASER: EDISON VENTURE FUND V, L.P.

By:	/s/ Allen M. Adler	By:	EDISON PARTNERS V, L.P., its General Partner

	Name: Allen M. Adler Title: Interim CFO	By:	/s/ Joseph A. Allegra

Address:			Name: Joseph A. Allegra Title: General Partner

Address:

Telephone:		Address:

Fax:		Address:

Telephone:

Fax:

PURCHASER: CROSS ATLANTIC TECHNOLOGY FUND II, L.P.		PURCHASER:

By:	CROSS ATLANTIC CAPITAL PARTNERS, INC., its General Partner	/s/ H.B.E. Van Cutsem Hugh Bernard Edward Van Cutsem

By:	/s/ Glenn T. Rieger	Address:

	Name: Glenn T. Rieger Title: President	Address:

Telephone:

Fax:

Address:

Address:

Telephone:

Fax:

Series D Convertible Preferred Stock Purchase Agreement

PURCHASER: PRODUCTIVE NOMINEES LIMITED		PURCHASER: PICTET PRIVATE EQUITY INVESTORS S.A.

By:	/s/ Authorised Signature	By:	/s/ Jurg Egli	/s/ Elaine Brookes

	Name: Authorised Signature Title:		Name: Jürg Egli Title: Director	Elaine Brookes Director

Address:	Address:

Address:	Address:

Telephone:	Telephone:

Fax:	Fax:

PURCHASER: SCORPION NOMINEES (BVI) LIMITED		PURCHASER: UBS FINANCIAL SERVICES INC. NOT IN ITS CORPORATE CAPACITY BUT SOLELY AS CUSTODIAN OF THE INDIVIDUAL RETIREMENT
By:	/s/ William Spencer	ACCOUNT OF JONATHAN M. N. BINDER

Name: William Spencer Title: Scorpion Nominees (BVI) Limited Director

Address:	By:	/s/ Anthony Conti

Address:		Name: Anthony Conti Title: Operations Manager

Telephone:

Fax:	Address:

Address:

Telephone:

Fax:

Series D Convertible Preferred Stock Purchase Agreement

PURCHASER:	PURCHASER: JOSHUA M. RAFNER & ANGELA D. RAFNER 2000 TRUST

/s/ Emilie Van Cutsem

Emily Elise Christine Van Cutsem

Address:	By:	/s/

Address:		Name: Title:

Telephone:

Fax:	Address:

Address:

Telephone:

Fax:

PURCHASER:	PURCHASER: WILLBRO NOMINEES LIMITED

/s/ Duncan John Lloyd Fitzwilliams	By:	/s/

Duncan John Lloyd Fitzwilliams		Name: Title: Secretary/Director

Address:	Address:

Address:	Address:

Telephone:	Telephone:

Fax:	Fax:

Series D Convertible Preferred Stock Purchase Agreement

PURCHASER:	PURCHASER: INTERCONTINENTAL SERVICES LTD

/s/ David B. Levi	By:	/s/ Colin Vibert

David B. Levi		Name: Colin Vibert Title: Director

Address:	Address:

Address:	Address:

Telephone:	Telephone:

Fax:	Fax: